Exhibit 10.2

DATED MARCH 12, 2018

SHARE PURCHASE AGREEMENT

AMONGST

MR. AJAY VISHNU GADRE

AND

MR. VISHNU LAXMAN GADRE

AND

MS. SUDHA VISHNU GADRE

AND

MR. SHRIKANT GOVIND GOKHALE

AND

MR. SARAL SHRIKANT GOKHALE

AND

MR. CHARUCHANDRA KRISHNARAO MULMULE

AND

MR. MANGESH CHARUCHANDRA MULMULE

AND

eTOUCH SYSTEMS (INDIA) PRIVATE LIMITED

AND

VIRTUSA CONSULTING SERVICES PRIVATE LIMITED

AND

VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is executed this 12th day of March, 2018 (“Effective Date”),

AMONGST

MR. AJAY VISHNU GADRE, son of Mr. Vishnu Gadre, residing at Flat No. 15, 4th Floor, Souvenier Apartment, 15th Road, Bandra (West), Mumbai — 400050, (hereinafter referred to as “Selling Shareholder 1”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his heirs, successors and permitted assigns) of the FIRST PART;

AND

MR. VISHNU LAXMAN GADRE, son of Mr. Ramchandra Gadre, residing at 504, Rendezvous, 120/121, Perry Road, Bandra (West), Mumbai — 400050 (hereinafter referred to as “Selling Shareholder 2”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his heirs, successors and permitted assigns) of the SECOND PART;

AND

MS. SUDHA VISHNU GADRE, daughter of Mr. Govind Shriram Gokhale, residing at 504, Rendezvous, 120/121, Perry Road, Bandra (West), Mumbai — 400050 (hereinafter referred to as “Selling Shareholder 3”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include her heirs, successors and permitted assigns) of the THIRD PART;

AND

MR. SHRIKANT GOVIND GOKHALE, son of Mr. Govind Gokhale, residing at Aloma, 145 Perry Road, Bandra (West), Mumbai — 400050 (hereinafter referred to as “Selling Shareholder 4”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his heirs, successors and permitted assigns) of the FOURTH PART;

AND

MRS. SARAL SHRIKANT GOKHALE, wife of Mr. Shrikant Gokhale, residing at Aloma, 145 Perry Road, Bandra (West), Mumbai — 400050 (hereinafter referred to as “Selling Shareholder 5”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his heirs, successors and permitted assigns) of the

FIFTH PART;

AND

MR. CHARUCHANDRA KRISHNARAO MULMULE, son of Krishnarao Mulmule, residing at Flat No. 4, Building No. 4, “Kamdhenu”, Hari Om Nagar, Mulund (East), Mumbai - 400081 (hereinafter referred to as “Selling Shareholder 6”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his heirs, successors and permitted assigns) of the SIXTH PART;

AND

MR. MANGESH CHARUCHANDRA MULMULE, son of Charuchandra Mulmule, residing at Flat No. 4, Building No. 4, “Kamdhenu”, Hari Om Nagar, Mulund (East), Mumbai - 400081 (hereinafter referred to as “Selling Shareholder 7”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his heirs, successors and permitted assigns) of the SEVENTH PART;

AND

VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, a company incorporated under the laws of India and bearing corporate identification number U93000TG2008FTC057988 and having its registered office at Survey No. 115/Part, Plot No.10, Nanakramguda Village, Serilingampally 500 008, Telangana, India   (hereinafter referred to as “Purchaser 1”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its administrator, executors and permitted assigns) of the EIGHTH PART;

AND

VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, a company incorporated under the laws of India and bearing corporate identification number U72900TG2008PTC089554 and having its registered office at Survey No. 115/Part, Plot No.10, Nanakramguda Village, Serilingampally 500 008, Telangana, India  (hereinafter referred to as “Purchaser 2”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its administrator, executors and permitted assigns) of the NINTH PART;

AND

eTOUCH SYSTEMS (INDIA) PRIVATE LIMITED, a company incorporated under the laws of India and bearing corporate identity number  U72900MH2008PTC178764, having its registered office at 504, Rendezvous Premises Co-Op Housing Society, 120-121, Perry Road, Bandra (West), Mumbai-400050, Maharashtra, India (hereinafter referred to as “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its administrator, executors and permitted assigns) of the TENTH PART.

(The Parties of the First, Second, Third, Fourth, Fifth, Sixth and Seventh Parts shall collectively be referred to as “Selling Shareholders”.)

(The Parties of Eighth and Ninth Parts shall collectively be referred to as “Purchasers”)

(The “Selling Shareholders”, the “Purchasers” and the “Company” shall collectively be referred to as “Parties” and individually as a “Party”.)

WHEREAS

A.                                    The Company is engaged in the Business. The details of the capital structure of the Company as on the Effective Date is as set out under Schedule 1.

B.                                    At present, the Selling Shareholders are the legal and beneficial owners of 100% of the issued and paid up share capital of the Company.

C.                                    The Purchasers desire to acquire the Sale Shares (as defined below) and the Selling Shareholders have agreed to sell the Sale Shares to the Purchasers free of any and all Encumbrances, in accordance with and subject to the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement, the following terms shall have the following meanings:

a.                            “Act” shall mean the Companies Act, 1956 or the Companies Act, 2013 each to the extent in force as on date hereof and as amended from time to time and shall include any statutory replacement or re-enactment thereof;

b.                            “Affiliate” in relation to a Person means:

(i)                                     being a juristic Person, any Person, which either directly or indirectly through one or more intermediate Persons, Controls, is Controlled by, or is under the common Control with such Person; and

(ii)                                  being an individual, any Person who is a Relative of such Person, or any Person which is Controlled by such Person or a Relative of such Person, where the term “Relative” would have the meaning as ascribed to it under the Act;

c.                             “Agreement” means this Agreement along with all exhibits, annexures and schedules attached hereto and all instruments supplemental to or in amendment or furtherance or confirmation of this Agreement, entered into in writing, in accordance with its terms;

d.                            “Articles of Association” means the articles of association of the Company;

e.                             “Board” means the board of directors of the Company;

f.                              “Business” means the business of digital web engineering;

g.                             “Business Day” shall mean a day (i) other than a Saturday or Sunday and (ii) on which commercial banks are open for business in Mumbai and Hyderabad, India;

h.                            “Charter Documents” means the Articles of Association and Memorandum of Association of the Company;

i.                                “Claim Notice” shall have the meaning assigned to such term in Section 8.4.1;

j.                               “Closing” shall mean the closing of the Transaction by the Parties on the Closing Date;

k.                            “Closing Date” shall have the meaning assigned to such term in Clause 6.1;

l.                                “Company Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise) or operations of the Company, taken as a whole, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects resulting from (a) conditions affecting the industry in which the the Company operates generally, except to the extent that such conditions have any disproportionate or unique effect on the Company taken as a whole, (b) war, terrorism or hostilities, except to the extent that such war, terrorism or hostilities have any disproportionate or unique effect on the Company taken as a whole, (c) any changes in general economic or business conditions or the financial or securities markets generally except to the extent that there is any disproportionate or unique effect on the Indian Company taken as a whole, (d) any change in GAAP or applicable Laws (or interpretation thereof) , and (e) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions;

m.                        “Conditions Completion Notice” shall have the meaning assigned to such term in Clause 5.3;

n.                            “Conditions Precedent” shall have the meaning assigned to such term in Clause 5.1;

o.                            “Conditions Satisfaction Notice” shall have the meaning assigned to such term in Clause 5.4;

p.                            “Control” shall have the meaning ascribed to the term under the Act; the terms “Controlled”, “Controlling” and “under common Control” shall be construed accordingly;

q.                            “Controlling Party” means the Person controlling the defense of a third party claim as provided for in Section 8.4.4;

r.                               “Confidential Information” shall have the meaning assigned to such term in Clause 12.2(b);

s.                              “Covered Information” shall have the meaning assigned to such term in Clause 12.2(b);

t.                               “Designated Bank Accounts” means the bank accounts of the Selling Shareholders for the payment of the Purchase Consideration to each of them;

u.                            “Director” means director on the Board;

v.                            “Effective Date” means the date of execution of this Agreement;

w.                          “Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, Security Interest or other encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any proxy, power of attorney, voting agreement, interest, option, right of first offer, refusal or transfer restriction in favor of any Person, and (iii) any adverse claim as to title, possession or uses;

x.                            “Expiration Date” shall have the meaning assigned to such term in Section 8.1.1;

y.              “Fundamental Representations” means the representations and warranties set forth in in Clause 1 (Organization; Authority), 2 (Title to Sale Shares) and 5 (No Brokers) of Schedule 5 and  Schedule 6;

z.                             “Governmental Body” means any state, local, or any supra-national government,

political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body;

aa.                     “Government Approval(s)” means any consent, approval, authorisation, with or to any Governmental Body;

bb.                     “INR” shall mean Indian Rupees, the lawful currency of India;

cc.                       “Indemnified Party” means a Purchasers’ Indemnified Party or a Selling Shareholder, as the context so requires;

dd.                     “Indemnifying Party” shall have the meaning assigned to such term in Section 8.4.2;

ee.                       “Law” means any, state, local, national, statute, ordinance, rule, regulation, order, code ruling, decree, agency requirement or any similar requirement of any Governmental Body;

ff.                         “Liability” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute, contingent or matured, known or unknown, on- or off-balance sheet, including those arising under any contract, Law, common law or other requirement or rule enacted or promulgated by any Governmental Body or any litigation, court action or proceeding, lawsuit, or binding arbitration;

gg.                       “Losses” means any Liabilities, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any Liabilities, in each case, whether arising from a third-party or a direct claim;

hh.                     “Memorandum of Association” means the memorandum of association of the Company;

ii.                             “Non-controlling Party” means the Person not controlling the defense of a third party claim as provided for in Section 8.4.4;

jj.                           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group.  References to a Person are also to its permitted successors and assigns;

kk.                     “Protective Period” shall have the meaning assigned to such term in Clause 4.1;

ll.                             “Purchase Consideration” shall mean a sum of INR equivalent of USD 14,000,000 (Fourteen Million Dollars) as determined in accordance with the exchange rates stipulated by the Reserve Bank of India on the Closing Date, payable as consideration for the Transfer of the Sale Shares from the Selling Shareholders to the Purhcaser;

mm.             “Purchasers’ Indemnified Parties” shall have the meaning assigned to such term in Section 8.2.1;

nn.                     “Sale Shares” shall mean 10,000 Shares of the Company held by the Selling Shareholders in the proportion set out under Schedule 1;

oo.                     “Security Interest” shall mean and include an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability;

pp.                     “Shareholders” means the holders of the Shares, or beneficial owners of any Shares from time to time or holders of any other instrument convertible into, or exchangeable for, Shares;

qq.                     “Shares” means equity shares of the Company, together with all rights, differential rights, obligations, title, interest and claim in such shares;

rr.                           “Taxes” means (a) any and all central, state, local taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or ceasing to be a member of an Affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law;

ss.                         “Transaction” shall have the meaning assigned to it in Clause 2.1 of this

Agreement;

tt.                           “Transfer” means to directly or indirectly sell, transfer, dispose of, assign, Encumber, place in trust (voting or otherwise), exchange, gift or transfer by operation of Law or in any other way whether voluntarily or not;

uu.                     “Tribunal” shall have the meaning assigned to such term in Section 11.2;

vv.                     “USD” shall mean United Stated Dollars, the lawful currency of the United States; and

ww.                 “Warranties” means the representations and warranties of the Selling Shareholders set out in Schedule 5, and the representations and warranties of the Purchasers set out in Schedule 6 of this Agreement.

1.2                               Interpretation

1.2.1                     All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

(a)                                 any statutory modification, consolidation or re-enactment made after the date of this Agreement and for the time being in force;

(b)                                 all statutory instruments or orders made pursuant to a statutory provision; and

(c)                                  any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

1.2.2                     Any reference to a document in “Agreed Form” required for the purchase and sale of the Sale Shares is to a document in a form agreed between the Parties initialed for the purpose of identification by or on behalf of each of them (in each case with such amendments as may be agreed by or on their behalf).

1.2.3                     Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.2.4                     Headings, subheadings, titles, subtitles to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the annexures hereto and shall be ignored in construing the same.

1.2.5                     The terms “hereof”, “herein”, “hereto”, “hereunder” or similar expressions used in this Agreement mean and refer to this Agreement and not to any particular clause of this Agreement.

1.2.6                     References to recitals, clauses, schedules or exhibits are, unless the context otherwise requires, references to recitals, clauses, schedules and exhibits to this Agreement.

1.2.7                     Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof.

1.2.8                     Any reference to “writing” shall mean printing, typing, lithography and  shall include faxes  and electronic mail but shall exclude text messaging via mobile phone and terms “in writing” or “written” shall be interepreted accordingly.

1.2.9                     The words “include” and “including” are to be construed without limitation.

2.                                      SALE AND PURCHASE OF SALE SHARES

2.1                               Subject to, and in accordance with, the terms of this Agreement (including the satisfaction of the Conditions Precedent mentioned in Clause 5 below) and subject to payment of the Purchase Consideration set out in Clause 3 below, at the Closing, each Selling Shareholder, severally and not jointly, shall sell, assign, transfer, convey and deliver the Sale Shares legally and beneficially owned by such Selling Shareholder, free and clear of all Encumbrances, and the Purchasers  shall purchase and acquire such Sale Shares from the Selling Shareholders, free and clear of all Encumbrances together with all rights, title, interest and benefits appertaining thereto (the “Transaction”) in accordance with the terms and conditions of this Agreement.

2.2                               The shareholding pattern of the Company on (i) Effective Date and (ii) Closing Date is set out in Schedule 2.

3.                                      PURCHASE CONSIDERATION

3.1                               The Purchase Consideration shall be paid to the Selling Shareholders on the Closing Date, with the remittances being made directly to the Designated Bank Accounts, in the proportion as set out below under Clause 3.2.

3.2                               The break up of the Purchase Consideration as between each Selling Shareholder is as set out below:

S.No.	Shareholder	Number of Sale Shares	Price (USD)*	Designated Bank Account No.	Shares sold to Purchaser 1	Shares sold to Purchaser 2
1.	Ajay Vishnu Gadre	3000	4,200,000		100	2900
2.	Vishnu Laxman Gadre	3000	4,200,000		Nil	3000
3.	Sudha Vishnu Gadre	3000	4,200,000		Nil	3000
4.	Shrikant Govind Gokhale	200	280,000		Nil	200
5.	Saral Shrikant Gokhale	200	280,000		Nil	200
6.	Charuchandra Krishnarao Mulmule	300	420,000		Nil	300
7.	Mangesh Charuchandra Mulmule	300	420,000		Nil	300
	TOTAL	10,000	14,000,000		100	9900

*While the Purchase Consideration has been expressed in USD, the INR equivalent of these amounts determined in accordance with applicable Law shall be paid to the Selling Shareholders as on Closing Date. For the purpose of this Agreement, the term ‘INR equivalent’ means the foreign exchange rate for conversion of the USD, as determined in accordance with the exchange rates stipulated by the Reserve Bank of India on the Closing Date.

3.3                               Advance Income Tax Recovery. Purchaser 2 shall pay to the Selling Shareholders (based on each such Selling Shareholder’s pro rata portion of the Purchase Consideration as set forth against such Selling Shareholder’s name in Clause 3.2), as deferred consideration for the purchase of the Sale Shares hereunder, an amount equal to the Advance Income Tax Recovery actually realized, recovered or utilized (“Tax Refund”) by a Purchaser, with such payment to be made within thirty (30) days following such realization. For purposes of the preceding sentence, a Tax Refund shall be deemed actually realized, recovered or utilized at the later of: (i) an Advance Income Tax Recovery being actually received by Purchaser in cash or otherwise actually utilized  by the Company to reduce a cash Tax payment, or (ii) the expiration of the period to receive the notice of assessment from the Income Tax Department for regular assessment under section 143(1) of the Indian Income Tax Act, 1961 for financial years April 2016 — March 2017 and April 2017 — March 2018 (“Relevant Financial Years”). Further, for purposes of this Agreement, (1) “Advance Income Tax  Recovery” means, without duplication: any Tax Refund solely attributable to the payment of Advance Income Tax by the Company for the period until the Closing (other than any taxes, payments or refunds relating to the Indirect Tax Recovery); and (2) “Advance Income Tax” means, without any duplication, excess of income tax payments of the Company over net income tax liabilities of the Company in each case for the period until Closing; provided that the parties agree to use a proration methodology based on the Closing Date relative to the financial year ending March 31, 2018 for purposes of determining the Advance Income Tax.  Such amount shall be reduced by: (i) the reasonable out-of-pocket costs and expenses of the Purchasers or any of their Affiliates incurred in connection with defending Advance Income Tax Recovery and (ii) any incremental Taxes due from or levied upon Purchasers or any of their Affiliates as a resultof the receipt of the Advance Income Tax Recovery; provided that the parties shall use commercially reasonable efforts to mitigate any incremental Taxes; provided, further, that such amount shall be increased by interest (less any taxes paid by Purchasers thereon) on the unpaid Advance Income Tax Recovery from the later of (x)  date of receipt of funds or (y) expiry of the period to receive the notice for regular assessment under section 143(1) of the Indian Income Tax Act, 1961 for any relevant financial or tax year with respect to which such Advance Income Tax Recovery was received by Purchaser; until the final closure of the assessment or pass through of this refund to the Selling Shareholders, in the event the Company receives a notice under section 143(1) for the Relevant Financial Year. Purchasers will keep Aniruddha Gadre reasonably informed regarding all material developments and correspondence with the applicable Tax authority regarding the Advance Income Tax Recovery and provide an opportunity to consult regarding any responses to, and participate in any discussions with, such Tax authority relating thereto. Purchasers shall use commercially reasonable efforts to initiate the filing of a Tax return or refund process relating to the Advance Income Tax Recovery within a reasonable period of time following the Closing Date.  The amount of interest to be paid to the Selling Shareholders under this Clause shall be computed using average interest offered by the “State Bank of India” on long term fixed deposits.

3.4                               Indirect Tax Recovery. Purchaser 2 shall pay to the Selling Shareholders (based on each such Selling Shareholder’s pro rata portion of the Purchase Consideration as set forth against such Selling Shareholder’s name in Clause 3.2), as deferred consideration for the purchase of the Sale Shares hereunder, an amount equal to the Indirect Tax Recovery actually realized by a Purchaser with such payment to be made within thirty (30) days following such realization.  For purposes of the preceding sentence, any recovery shall be deemed actually realized if it is either: (i) an Indirect Tax Recovery being actually received in cash by Purchaser, or (ii) such Indirect Tax Recovery otherwise actually being utilized by the Company for the payment of Taxes following the Closing Date for a reduction in cash taxes payable.  Further, for purposes of this Agreement, “Indirect Tax Recovery” means, without duplication: any Tax refund solely attributable to goods and services taxes (GST) or value added taxes (VAT) solely attributable to the Company for the period until the Closing; provided, that such amount shall be reduced by: (i) the reasonable out-of-pocket costs and expenses of Purchasers incurred in connection with defending such refund and (ii) any incremental Taxes due from or levied upon Purchasers or any of their Affiliates as a result of the receipt of the Indirect Tax Recovery; provided that the parties shall use commercially reasonable efforts to mitigate any incremental Taxes. Purchasers will keep Aniruddha

Gadre reasonably informed regarding all material developments and correspondence with the applicable Tax authority regarding the Indirect Tax Recovery and provide an opportunity to consult regarding any responses to, and participate in any discussions with, such Tax authority relating thereto. Purchasers shall use commercially reasonable efforts to initiate the tax return filing process relating to the Indirect Tax Recovery within a reasonable period of time following the Closing Date. Purchasers shall use commercially reasonable efforts to initiate the filing of Tax Refund process relating to the Indirect Tax Recovery within thirty (30) days following the Closing Date.

4.                                      STANDSTILL OBLIGATIONS

4.1                               During the period between the Effective Date and the Closing Date (“Protective Period”), the Selling Shareholders shall cause the Company to, unless otherwise approved by the Purchasers in writing, continue to carry on the Business in its ordinary course and in any event in a manner so as to ensure that the Warranties shall continue to be true and correct on the Closing Date as if made on the Closing Date.

4.2                               During the Protective Period, neither the Selling Shareholders shall themselves, or cause the Company to, directly or indirectly, speak or discuss, enter into agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, conditional, oral, written, binding or otherwise) or solicit with any Person with regard to a potential investment / divestment/ acquisition in the Company.

4.3                               During the Protective Period, if the Selling Shareholders  become aware of the breach of any conditions under Clause 4.1 hereof, then such Selling Shareholder shall immediately notify the Purchasers of such fact in writing and shall provide all information in its possession in relation to such facts or events as given under this Clause to the Purchasers.

5.                                      CONDITIONS PRECEDENT TO CLOSING

5.1                           Subject to the terms of the Agreement, the Purchasers shall purchase the Sale Shares  subject to the fulfillment of  the conditions as mentioned in Clause 5.2 below (“Conditions Precedent”) to the satisfaction of the Purchasers. The Purchasers may at their sole discretion waive or defer compliance with any of the Conditions Precedent in writing, to the extent allowed under the applicable Law, and in case of deferment, such Conditions Precedent shall be fulfilled by the relevant Party immediately post the Closing.

5.2                           The Conditions Precedent to Closing are as follows:

5.2.1                     The Company having passed necessary corporate resolutions in order to execute this Agreement and to fulfill its obligations under this Agreement;

5.2.2                     The Selling Shareholders shall obtain all approvals, consents, authorizations etc. required by them whether under Law or under the terms of any contractual arrangement to which they are party, for the Transfer of the Sale Shares held by them to the Purchasers in accordance with applicable Law;

5.2.3                     Each of Ajay Vishnu Gadre, Vishnu Laxman Gadre and Sudha Vishnu Gadre shall obtain and furnish a certificate from a practicing chartered accountant in the format set out in Schedule 3;

5.2.4                     All Government Approvals or any other third party consents, approvals or waivers having been obtained for the Transaction as may be required;

5.2.5                     There shall not have been any event(s) or condition(s) of any character that constitute(s) a Company Material Adverse Effect;

5.2.6                     The Standstill Obligations as mentioned in Clause 4 above shall not have been breached;

5.2.7                     All Sale Shares shall have a clear marketable title and free and clear from any and all Encumbrance;

5.2.8                     A valuation report with respect to the fair market value of the Sale Shares shall have been obtained by the Company from a chartered accountant or Category I merchant banker in accordance with the Indian exchange control regulations; and

5.2.9                     Details of the Designated Bank Accounts shall have been intimated to the Purchasers.

5.3                           Selling Shareholders and the Company shall immediately on fulfilment of compliance with the Conditions Precedent that are required to be fulfilled by them, furnish to the Purchasers, a certificate indicating compliance with the Conditions Precedent (that have not been waived) (“Conditions Completion Notice”) in the format as prescribed under Schedule 4. The Conditions Completion Notice shall, to the extent relevant, be accompanied by documentary proof evidencing compliance with the Conditions Precedent by the Selling Shareholders and the Company. Selling Shareholders and the Company shall fulfill the Conditions Precedent and deliver the Conditions Completion Notice no later than the Effective Date.

5.4                           Upon receipt of the Conditions Completion Notice, the Purchaser shall notify the Selling Shareholders and the Company of its satisfaction or dissatisfaction with the completion of the Conditions Precedent. If the Purchaser notifies its dissatisfaction with the completion of the Conditions Precedent, then the provisions of Clause 5.2 shall reapply upon rectification of such issues by the Selling Shareholders and the Company. The notification under which the Purchaser notifies its satisfaction with the completion of the Conditions Precedent is hereinafter referred to as the  “Conditions Satisfaction Notice”.

6.                                      CLOSING

6.1                               Subject to the terms and conditions of this Agreement, the Closing shall occur on the Effective Date at 10:00 a.m. Boston time, after the Conditions Precedent set forth above shall have been satisfied (other than conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or, if permissible by Law, waived by Purchaser, or at such other time or on such other date as the Company and Purchasers mutually agree in writing (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, or at such other place as the Company and Purchasers mutually agree in writing.

6.2                               “Closing” shall mean each of the actions enlisted below taking place, simultaneously. The Closing shall not occur unless all of the following actions are complied with and are fully effective:

6.2.1                     The Selling Shareholders shall issue necessary instructions to their depository participants as may be required under Law for transfer of shares in favor of the Purchasers, and shall provide certified copies of such instructions to the Purchasers;

6.2.2                     The Purchasers shall deliver to the Company the copies of the resolutions (in form and substance satisfactory to the Company) passed by its board of directors duly certified as true and complete by its duly authorised officer noting, authorizing, and approving the following, without limitation (i) the execution, delivery and performance by the Purchasers of this Agreement and any other document/agreement related to the Transaction; and (ii) the transfer of the Sale Shares in the manner contemplated under this Agreement;

6.2.3                     The Purchasers  shall pay the relevant part of the Purchase Consideration to each of the Selling Shareholders, in the proportion stated under Cause 3.2 above, with remittances being made directly into the respective bank accounts of the Selling Shareholders in immediately available cleared funds and shall provide evidence of the remittance of the Purchase Consideration to each of the Selling Shareholders;

6.2.4                     The Company shall hold a meeting of the Board at which meeting the Board shall (i) approve and record the transfer of the Sale Shares from the Selling Shareholders to the Purchasers, and update the Register of Members to reflect the shareholding of the Purchasers  in the Company; and (ii) appoint the nominees of the Purchasers on the Board, whose details, including the Director

Identification Number, have been provided to the Company;

6.2.5                     All existing bank signatories of the Company relinquish their signatory rights and will be replaced with nominees of the Purchasers effective from the Closing Date, whose details have been provided to the Company;

6.2.6                     All existing directors on the Board (other than the nominee directors of the Purchasers) shall forthwith resign with immediate effect from the Board, certifying in writing that there are no claims of any nature that they have against the Company in their capacity as a director of the Company through and as of the Closing Date.

6.3                               The obligations of each of the Parties in this Clause 6 are interdependent. Closing shall not occur unless all of the obligations specified in this Clause 6 are complied with and are fully effective. Notwithstanding the provisions of Clause 6 hereto, all actions to be taken and all documents to be executed and delivered by the Parties hereunder at Closing and the coming into effect on the Closing Date of the agreements and/or deeds and/or documents mentioned under this Agreement shall be deemed to have been taken and executed and to have come into effect simultaneously and no actions shall be deemed to have been taken nor documents executed or delivered and no agreements and/or deeds and/or documents shall be deemed to have come into effect on the Closing Date until all such agreements/deeds/documents have been taken, executed, delivered and have come into effect.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                               Each of the Selling Shareholders  severally represent and warrant the Warranties as set out under Schedule 5 of this Agreement, and represent, warrant and undertake that each of such respective Warranties is true and accurate as to himself, herself or itself, and acknowledges that the Purchasers are entering into this Agreement relying on such Warranties.

7.2                               The Purchasers represent and warrant the Warranties as set out under Schedule 6 of this Agreement, and represents, warrants and undertakes that each of such respective Warranties is true and accurate, and acknowledges that the Selling Shareholders are entering into this Agreement relying on such Warranties.

7.3                               The Warranties shall be made on the Effective Date and shall stand repeated on the Closing Date.

7.4                               Each of the Warranties is separate and independent and, save as expressly provided in this Agreement, is not limited, restricted or modified by reference to or inference from any other Warranties, paragraph or anything in this Agreement or any other agreement executed between the Parties in relation to the Transaction.

7.5                               None of the Warranties in this Agreement shall be treated as qualified by any actual or constructive knowledge or investigation on the part of any of the Parties or their respective agents, or representatives.

7.6                               Each Party hereby agrees and undertakes to notify the other Parties, in writing, promptly, if they become aware of any fact, matter or circumstance (whether existing on or before the Effective Date or Closing Date or arising afterwards) which would cause any of the Warranties given by them, to become untrue or inaccurate or misleading in any respect.

8.                                      INDEMNITY

8.1                               Survival

8.1.1                     The representations and warranties of the Parties contained in this Agreement or any other document/agreement related to the Transaction executed by such Parties, shall survive Closing and continue in effect for a period of twelve (12) months from the Closing Date (“Expiration Date”) and shall thereafter be terminated and shall have no further force or effect, provided that the Fundamental Representations of the Parties shall survive until sixty (60) days following the expiration of the applicable statute of limitations.

8.2                               Indemnification by Selling Shareholders

8.2.1                     Subject to the provisions of this Clause 8.1, from and after the Closing, each Selling Shareholder agrees, severally and not jointly, to indemnify and hold harmless the Purchasers and its respective officers, directors, managers, partners, employees, agents and representatives (the “Purchasers’ Indemnified Parties”) from and against any Losses directly and actually suffered, incurred or sustained, arising under or as a result of the following:

(i)                                                       any breach of a representation or warranty contained in Schedule 5 of this Agreement; or

(ii)                                                    any fraud under this Agreement, to the extent committed as of the Closing, by the Selling Shareholder.

8.2.2                     The Selling Shareholders shall not have any right of contribution, indemnification or right of advancement from the Company or Purchasers with respect to any Loss claimed by a Purchasers’ Indemnified Party.

8.2.3                     The maximum amount that the Purchasers’ Indemnified Parties may recover from each of the Selling Shareholder shall be limited to such Selling Shareholder’s pro rata portion of the Purchaser Consideration as set forth against such Selling Shareholder’s name in Clause 3.2, provided, that in the case of fraud or intentional misrepresentation there shall be no limit on the amount recoverable by the Purchasers’ Indemnified Parties from such Selling Shareholder.

8.2.4                     For the avoidance of doubt, the Purchasers’ Indemnified Parties (or Party) shall not be entitled to (and shall not recover) more than once for the same loss.

8.3                               Indemnification by Purchasers

8.3.1                     Subject to the provisions of this Clause 8.1, the Purchasers agrees to indemnify and hold harmless each Selling Shareholder from and against any Losses directly suffered, incurred or sustained, arising under, in connection with, or as a result of the following:

(i)            any breach of a representation or warranty contained in Schedule 6 of this Agreement;

(ii)           any fraud under this Agreement by the Purchasers to the extent committed as of the Closing, by the Purchasers;

8.3.2                     The maximum amount that each Selling Shareholder may recover from the Purchasers shall be limited to such Selling Shareholder’s pro rata portion of the Purchase Consideration as set forth against such Selling Shareholder’s name in Clause 3.2, provided, that in the case of fraud or intentional misrepresentation there shall be no limit on the amount recoverable by the Selling Shareholder from the Purchasers.

8.3.3                     The Selling Shareholder shall not be entitled to (and shall not recover) more than once for the same loss.

8.4                               Notice; Defense of Claims.

8.4.1                     Any Indemnified Party may make claims for indemnification hereunder by giving written notice thereof (“Claim Notice”) to each of the Selling Shareholders, in the case of claims made by a Purchasers’ Indemnified Party, or to Purchasers, in the case of claims made by a Selling Shareholder, in each case, specifying in reasonable detail the Losses claimed (or a good faith reasonable estimate thereof), and providing all available information relating thereto within twenty (20) days from the date when such Indemified Party becomes aware of such claim , but in any case on or before the expiration of the applicable survival period for such representation or warranty as specified in Clause 8.1 above; provided, however, that the failure to do so shall not relieve the Indemnifying Party from any Liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.

8.4.2                     If indemnification is sought for a claim by or in respect of any third party, the Indemnified Party shall also give the Selling Shareholders or the Purchasers, as the case may be (the “Indemnifying Party”),  a Claim Notice as to which such Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within twenty (20) days of the time that such Indemnified Party learns of such claim;

provided, however, that the failure to do so shall not relieve the Indemnified Party from any Liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.

8.4.3                     In the case of any third party claim, the Selling Shareholders or Purchasers, as or on behalf of the applicable Indemnifying Parties, shall have the right to direct, through counsel reasonably determined by it, the defense or settlement of any such claim; provided, however, that prior to the Indemnifying Party assuming control of such defense, it shall first verify in writing to the Indemnified Party that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all Liabilities relating to such third party claim and that it shall provide full indemnification (subject to the limitations on the Indemnifying Party’s obligations to provide indemnification as may be set forth herein) to the Indemnified Party with respect to such third party claim by paying any resulting Losses directly to the parties entitled thereto; provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if and to the extent the Indemnifying Party is determined to have to pay Losses to the Indemnified Party, if the third party claim which the Indemnifying Party seeks to assume control:  (i) seeks non-monetary relief or, in the case of a Governmental Body, the imposition of a fine or other disciplinary remedy, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a claim which the Indemnifying Party failed or is failing to vigorously prosecute or defend.  If the Selling Shareholders or Purchasers, as or on behalf of the applicable Indemnifying Parties, elects to assume the defense of any such claim, the Selling Shareholders or Purchasers, as applicable, shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense.  If the Selling Shareholders or Purchasers, as or on behalf of the applicable Indemnifying Parties, elects not to defend or if, after commencing or undertaking any such defense, the Selling Shareholders or Purchasers, as applicable, fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense.

8.4.4                     If the Selling Shareholders or Purchasers, as or on behalf of the applicable Indemnifying Parties, does not so assume control of such defense, the Indemnified Party shall control such defense.  The Non-controlling Party may participate therein at its own expense, which expense shall not be recoverable as part of any indemnification claim.  The Non-controlling Party shall provide, and shall cause Purchasers, the Company or the Selling Shareholders to provide, as applicable, the Controlling Party and its counsel with access to its records and personnel relating to any such third party claim during normal business hours and shall otherwise cooperate with the Controlling Party in the defense or settlement thereof.  If the Controlling Party elects to direct the defense of any such claim, the Non-controlling Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Controlling Party consents in writing to such payment.  If the Controlling Party assumes the defense of any such claim and proposes to settle such claim prior to a final judgment thereon, then the

Controlling Party shall give the Non-controlling Party prompt written notice thereof, and the Non-controlling Party shall have the right to approve (such approval not to be unreasonably withheld, conditioned or delayed) the settlement of such proceeding; provided, that in the case where the Controlling Party are the Purchasers, either Purchaser may settle any such claim without the approval of the Selling Shareholder or any other Person, but such settlement of any such claim shall not be determinative of the amount of Losses relating to such matter.

8.5                               Remedies Exclusive. This Clause 8 shall constitute the exclusive remedy after the Closing for recovery of Losses by any Indemnified Party as a result of breaches of representations and warranties by any party contained in this Agreement, and any covenant to be performed by a party prior to the Closing in this Agreement; provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of any Indemnified Party  (a) in the case of fraud or (b) with respect to specific performance, injunctive and other equitable relief.

8.6                               Treatment of Indemnity Payments. Any indemnification payment required under this Clause 8 shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or similar payment actually received by the Indemnified Party in respect of any claim.

8.7                               Each Party hereto shall take, and shall cause its respective Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

8.8                               Indemnification Approvals. To the extent the payment by the Indemnifying Party of any indemnification payment pursuant to the provisions of this Clause 8 is required to be made to any Purchasers’ Indemnified Party outside India, and if such indemnification payment requires receipt of Government Approvals, the Parties shall reasonably cooperate to make all applications and take all steps reasonably required to obtain the same. All payments made to any of the Purchasers’ Indemnified Parties pursuant to this Clause 8 shall be made free and clear of, and without withholding or deduction for, any Tax unless the Indemnifying Party making such payment is required to make such a withholding or deduction, in which case the sum payable by the Indemnifying Parties (in respect of which such withholding or deduction is required to be made) shall be increased to the extent necessary to ensure that the Purchasers’ Indemnified Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

9.                                      TERMINATION

9.1                               This Agreement may be terminated prior to Closing only by mutual written consent of the Purchasers and the Selling Shareholders.

9.2                               In the event of termination of this Agreement and the transactions contemplated hereby as provided in Clause 9.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto except (a) the provisions of Clauses 1 (Definitions and Interpretation), 7 (Representations and Warranties), 8 (Indemnity), 9 (Termination), 10 (Governing Law), 11 (Arbitration), 12 (Covenants and Undertakings), 13.1  (Notices), 13.7 (Specific Performance), 13.9 (Costs and Expenses), and the applicable definitions set forth in this Agreement shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any Party hereto from liability for any material breach by such Party of the terms and provisions of this Agreement.

10.                               GOVERNING LAW

10.1                        Governing Law

Subject to Clauses 10.2 and 11 below, this Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the laws of the Republic of India.

10.2                        Jurisdiction

The courts of Mumbai shall have jurisdiction in respect of all matters arising in connection with the arbitration initiated or to be initiated pursuant to Clause 11 below, and the Parties submit to the jurisdiction of the said courts; provided however that the award passed by the Tribunal under Clause 11 below, may be enforced in any appropriate jurisdiction.

11.                               ARBITRATION

11.1                        Any dispute, controversy or claim arising out of or relating to or in connection with this Agreement including a dispute as to the validity or existence of the Agreement or the arbitration agreement, or any breach or alleged breach thereof, shall be resolved by arbitration in Mumbai.

11.2                        The arbitration shall be conducted as follows:the tribunal (“Tribunal”) shall consist of a sole arbitrator to be jointly appointed by the Parties;

a.              the language of the arbitration shall be English;

b.              the law applicable to and governing this arbitration agreement contained in this Clause 11, shall be the Indian Arbitration and Conciliation Act, 1996;

c.               the arbitrator shall be free to award costs as it thinks appropriate; and

d.              the arbitration award shall be final and binding on the Parties and the Parties agree to be bound thereby and to act accordingly.

11.3                        When any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement to the extent practicable.

12.                               COVENANTS AND UNDERTAKINGS

12.1                        All costs and liabilities in connection with and arising from the fulfillment/non-fulfillment of the Conditions Precedent (as ascribed under Clause 5) shall be borne by the Parties who are responsible for fulfilling the relevant Conditions Precedent.

12.2                        Confidentiality

a.              Except as expressly provided for herein, the Selling Shareholders shall not, and shall not cause the Company, directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or any other transactions contemplated herein (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the prior written consent of Purchasers or as expressly provided for herein.

b.              Following the Closing - Each Selling Shareholder shall hold in confidence the existence of and terms of this Agreement, and any and all Confidential Information (collectively, the “Covered Information”), in each case, except to the extent that such Covered Information is generally available to the public through no fault of such Selling Shareholder. In addition, such Selling Shareholder may disclose Confidential Information (a) to its, his or her tax and financial advisors for purposes of complying with such Selling Shareholder’s tax obligations or other reporting obligations under Law arising out of the transactions contemplated hereby, and (b) to its, his or her legal counsel and accountants, provided that any such advisors mentioned under (a) and (b) are placed under the same degree of confidentiality as the Selling Sareholders themselves under the terms of this Agreement. Each Selling Shareholder hereby acknowledges that such Selling Shareholder, his or her Affiliates and, his or her representatives are aware that the Covered Information may contain material, non-public information about the Purchasers and such Selling Shareholder hereby agrees, on behalf of such Selling Shareholder and such Affiliates and representatives, that each such Person may not purchase or sell any securities of Purchasers while in possession of such information. “Confidential Information” means any confidential or proprietary information of the Company, Purchasers or their respective Affiliates, including methods of operation, customer lists, products, customer prices, inventions, trade secrets, marketing methods, plans, intellectual property and other proprietary information.

12.3                        Effective for all purposes as of the Closing, each Selling Shareholder agrees, on behalf of itself, himself or herself and each of its, his or her agents, trustees, beneficiaries, directors, managers, officers, Affiliates, Subsidiaries, estate, heirs, successors, assigns, members and partners (each, a “Releasor”), that:

a.                                      Releasor hereby unconditionally and irrevocably and forever releases and discharges the Purchasers, the Company and their respective Subsidiaries, successors and assigns, present or former directors, managers, partners, officers, employees and agents (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, demands, debts, losses, costs, expenses, proceedings, covenants, liabilities, suits, judgments, damages, contracts, covenants, actions and causes of action, obligations, accounts, attorney’s fees and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, vested or contingent, in contract, at law or in equity, by statute or otherwise which have existed or may have existed, or which do, can, shall or may exist, through and including the Closing or otherwise based on any act, omission, conduct, occurrence, decision, matter or thing occurring at any time up to and including the Closing, solely to the extent relating to such Selling Shareholder’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, and/or (if applicable) employment by, the Company, (individually and collectively, “Claims”), except those Claims (i) for accrued wages payable in the ordinary course of business in the current payroll cycle, (ii) related to any indemnification to which the Releasor is entitled as contemplated by Clause 12.3 hereof, or (iii) any right of the Releasor under this Agreement or any related agreement to which such Releasor is a party. In the case of any Releasor that, as of immediately prior to the Closing, is or has ever been an employee of the Company or any Affiliate thereof, such released claims include to the maximum extent permitted by applicable Laws, any and all claims:  (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or central Law, rule or regulation of the applicable jurisdiction; (iii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity-based incentives, severance, vacation pay or any other compensation or benefits; (iv) under or for violation of any public policy or contract (express or implied); (v) for any tort, or otherwise arising under common law; (vi) arising under any policies, practices or procedures of the Company; (vii) any and all claims for wrongful or constructive discharge, breach of contract (express or implied), infliction of emotional distress, defamation; and (viii) any and all claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

b.                                      Releasor understands the significance of this release of unknown claims, and acknowledges and agrees that this waiver is essential and material consideration in exchange for the entry of Purchasers into this Agreement.

c.                                       Releasor represents and acknowledges that it, he or she has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of its, his or her own choosing.  Releasor further represents that in signing this release it, he or she does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

d.                                      Releasor hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any Released Party or Releasor of any improper or unlawful conduct.

e.                                       Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder.

13.                               MISCELLANEOUS

13.1                        Notices

Any notice, request or instruction to be given hereunder by any Party to the other shall be in writing, in English language and delivered personally, or sent by registered mail postage prepaid, or courier, or electronic mail or facsimile (followed by a confirmation by mail), addressed to the concerned Party at the address set forth below or any other address subsequently notified to the other Parties:

SELLING SHAREHOLDER 1
Name	Mr. Ajay Vishnu Gadre
Address	Flat No. 15, 4th Floor, Souvenier Apartment, 15th Road, Bandra (West), Mumbai — 400050

Email	ellipse@mtnl.net.in

SELLING SHAREHOLDER 2
Name	Mr. Vishnu Laxman Gadre
Address	504, Rendezvous, 120/121, Perry Road, Bandra (West), Mumbai — 400050
Email	vlgadre1@gmail.com

SELLING SHAREHOLDER 3
Name	Ms. Sudha Vishnu Gadre
Address	504, Rendezvous, 120/121, Perry Road, Bandra (West), Mumbai — 400050
Email	vlgadre1@gmail.com

SELLING SHAREHOLDER 4
Name	Mr. Shrikant Govind Gokhale
Address	Aloma, 145 Perry Road, Bandra (West), Mumbai — 400050
Email	vlgadre1@gmail.com

SELLING SHAREHOLDER 5
Name	Mr. Saral Shrikant Gokhale
Address	Aloma, 145 Perry Road, Bandra (West), Mumbai — 400050
Email	vlgadre1@gmail.com

SELLING SHAREHOLDER 6
Name	Mr. Charuchandra Krishnarao Mulmule
Address	Flat No. 4, Building No. 4, “Kamdhenu”, Hari Om Nagar, Mulund (East), Mumbai - 400081
Email	mangeshcm@gmail.com

SELLING SHAREHOLDER 7
Name	Mr. Mangesh Charuchandra Mulmule
Address	Flat No. 4, Building No. 4, “Kamdhenu”, Hari Om Nagar, Mulund (East), Mumbai - 400081
Email	mangeshcm@gmail.com

In each of the above case with a copy (which shall not constitute notice) to:

P&A Law Offices

Ist Floor, Dr. Gopal Das Bhavan

28 Barakhamba Road

New Delhi 110 001, India

Attention:  Mr. Anand S. Pathak

Facsimile:  +91-11-2335-3761

Email:  apathak@palaw.in

PURCHASER 1
Name	Virtusa Consulting Services Private Limited
Address	Survey No. 115/Part, Plot No.10, Nanakramguda Village, Serilingampally 500 008, Telangana, India
Telephone	040 4452 8000
Email	virtusaindfinance@virtusa.com

PURCHASER 2
Name	Virtusa Software Services Private Limited
Address	Survey No. 115/Part, Plot No.10, Nanakramguda Village, Serilingampally 500 008, Telangana, India
Telephone	040 4452 8000
Email	virtusaindfinance@virtusa.com

COMPANY
Name	eTouch Systems (India) Private Limited
Address	Rendezvous Premises Co-Op Housing Society 120-121 Perry Road, Bandra (West), Mumbai Maharastra 400050
Telephone	022 2158 0600
Email	finance@etouch.net

All notices shall be deemed to have been validly given on (i) the Business Day immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) in case (i) does not apply, the expiry of  4 (four) Business Days after posting, if sent by post. Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to all the other Party not less than 10 (Ten) days prior written notice.

13.2                        Further Assurances

Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

13.3                        Amendments and Waiver

This Agreement may be amended by a written instrument between the Parties at any time. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

13.4                        Assignment

This Agreement, or any right or interest herein, shall not be assignable or transferable by either Party except with the prior written consent of the other Parties, provided, however, that Purchasers and its Affiliates (including the Company following the Closing) may assign this Agreement without the consent of any other party to any bona fide purchaser of Purchasers or any of its Affiliates or to any lender of Purchasers or its Affiliates (including the Company) as collateral security.

13.5                        Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Agreement or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this Agreement.

13.6                        Independent Rights

Each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

13.7                        Specific Performance

The Parties agree that damages may not be an adequate remedy and the Parties shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain any Party from committing any violation or to enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at Law or in equity, including without limitation a right for damages.

13.8                        Non Exclusive Remedies

The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at Law or in equity

13.9                        Cost And Expenses

Each of the Parties hereto shall pay their own costs and expenses relating to the negotiation, preparation and execution of this Agreement and all other documents related to the Transaction. The stamp duty payable on this Agreement    shall be borne and paid by the Purchasers.

13.10                 Entire Agreement

This Agreement along with the Schedules appended hereto constitutes the entire agreement of the Parties relating to the subject matter hereof and supercedes any and all prior agreements, including letters of intent and term sheets, either oral or in writing, between the Parties hereto with respect to the subject matter herein.

13.11                 Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent for any reason including by reason of any Law or regulation or policy of any Governmental Body, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the invalid and unenforceable provision.

13.12                 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

13.13                 Finder’s Fee

No Party shall claim any fees or commission of any broker, agent, finder, consultant or other person which such Party has appointed for the purposes of this Transaction from any other Party.

13.14                 Rights of Third Parties

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated by this Agreement (other than the Purchasers’ Indemnified Parties who are express third party beneficiaries of this Agreement).

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED AND DELIVERED, OR CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND DELIVERED BY THEIR DULY AUTHORISED REPRESENTATIVES, AS OF THE DAY AND YEAR HEREINABOVE WRITTEN

/s/ Mr. Ajay Vishnu Gadre
Mr. Ajay Vishnu Gadre

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

/s/ Mr. Vishnu Laxman Gadre
Mr. Vishnu Laxman Gadre

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

/s/ Ms. Sudha Vishnu Gadre
Ms. Sudha Vishnu Gadre

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

/s/ Mr. Shrikant Govind Gokhale
Mr. Shrikant Govind Gokhale

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

/s/ Mr. Saral Shrikant Gokhale
Mr. Saral Shrikant Gokhale

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

/s/ Mr. Charuchandra Krishnarao Mulmule
Mr. Charuchandra Krishnarao Mulmule

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

/s/ Mr. Mangesh Charuchandra Mulmule
Mr. Mangesh Charuchandra Mulmule

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

For and on behalf of the within named Purchaser 1, through its authorised signatory, Mr. Vasu Pendyala, appointed vide Board resolution dated March 8, 2018

/s/ Mr. Vasu Pendyala
Mr. Vasu Pendyala

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

For and on behalf of the within named Purchaser 2, through its authorised signatory, Mr. Vasu Pendyala, appointed vide Board resolution dated March 8, 2018

/s/ Mr. Vasu Pendyala
Mr. Vasu Pendyala

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)

For and on behalf of the within named Company, through its authorised signatory, Mr. Mangesh Charuchandra Mulmule , appointed vide Board resolution dated February 28, 2018

/s/ Mr. Mangesh Charuchandra Mulmule
Mr. Mangesh Charuchandra Mulmule

(EXECUTION PAGE OF THE SHARE PURCHASE AGREEMENT DATED MARCH 12, 2018 BETWEEN VIRTUSA CONSULTING SERVICES PRIVATE LIMITED, VIRTUSA SOFTWARE SERVICES PRIVATE LIMITED, AJAY VISHNU GADRE, VISHNU LAXMAN GADRE, SUDHA VISHNU GADRE, SHRIKANT GOVIND GOKHALE, SARAL SHRIKANT GOKHALE, CHARUCHANDRA KRISHNARAO MULMULE, MANGESH CHARUCHANDRA MULMULE AND ETOUCH SYSTEMS (INDIA) PRIVATE LIMITED)